Exhibit 99.1

April 24, 2003

Dear Shareholder:

I want to make you aware of the fact that American Crystal Sugar Company has acquired Minn-Dak Farmer Cooperative’s five percent ownership interest in ProGold Limited Liability Company for $10.3 million.  This brings American Crystal’s ownership of ProGold to 51%, while Golden Growers Cooperative continues to own 49%.

Several weeks ago Minn-Dak advised American Crystal, as well as Golden Growers Cooperative, that they had concluded that their ownership in ProGold was no longer a strategic investment for them.   Therefore, they had decided to accept bids from American Crystal and Golden Growers to acquire their ownership interest if either of us was interested in doing so.  American Crystal elected to make a bid to acquire Minn-Dak’s interest because we did not believe it was in our best interest to be the minority owner of ProGold and place decision making control of ProGold’s future, and our original $48 million investment, in someone else’s hands.

The result of this transaction will be that the board of governors of ProGold will be reconstituted so that American Crystal will have 6 board seats and Golden Growers Cooperative will retain the 5 seats it currently has.

We intend to work collaboratively with Golden Growers to ensure that the best interests of ProGold and its owners are successfully executed as we move forward.

Sincerely,

/s/ James J. Horvath

James J. Horvath

President and Chief Executive Officer